AMENDMENT NO. 1, DATED AS OF SEPTEMBER 30, 1999, TO THE AGREEMENT, dated December 10, 1997, by and between Ixion Biotechnology, Inc., a Delaware corporation (the "Company"), and SunTrust Bank, Atlanta, as Warrant Agent (the "Warrant Agent").

                              W I T N E S S E T H:

            WHEREAS, in connection with the offering to the public of up to 400,000 Units (the "Units"), each Unit consisting of one share of Common Stock (as defined in Section 1) and 0.25 charitable benefit common stock purchase warrants (the "Charitable Benefit Warrants"), each whole warrant entitling the holder thereof to purchase one additional share of Common Stock; and

            WHEREAS, pursuant to Section 1(h) of the Warrant Agreement, the Company desires to reduce the Exercise Price from $20.00 per share to $8.00 per share effective on the date hereof; and

            WHEREAS, the Company desires to increase the number of shares issuable upon the exercise of Charitable Benefit Warrants by a factor of 2.5; and

            WHEREAS, no further Charitable Benefit Warrants will be sold after the date of this Amendment No. 1;

            NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth and for the purpose of defining the terms and provisions of the Charitable Benefit Warrants and the certificates representing the Charitable Benefit Warrants and the respective rights and obligations thereunder of the Company, the holders of certificates representing the Charitable Benefit Warrants, and the Warrant Agent, the parties hereto agree as follows:

            1. Section 1(h) of the Warrant Agreement is amended to read as follows:

                                    (h) "Exercise Price" means, subject to
                        modification and adjustment as provided in Section 8, $8.00, and further subject to the Company's right, in its sole discretion, to decrease the Exercise Price for a period of not less than 30 days on not less than 30 days' prior written notice to the Registered Holders."

            2. This Agreement may be executed in counterparts, which taken together shall constitute a single document.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Dated: September 30, 1999

                                    IXION BIOTECHNOLOGY, INC.



                                    By:________/S/________________
                                    Printed Name: Weaver H. Gaines
(SEAL)                              Title: Chairman and Chief Executive Officer

Attest:

By:________/S/___________________
Printed Name: Gwenyth E. Thompson
Title: Assistant Secretary

                                     SUNTRUST BANK, ATLANTA
                                     As Warrant Agent



                                     By:_____________________________________

                                     Printed Name:____________________________

                                     Title:____________________________________